Exhibit 99.1

For Further Information: R. Troy Dewar, CFA Director, Investor Relations (203) 740-5610 tdewar@photronics.com

Photronics Provides Preliminary Fourth Quarter
FY 2016 Financial Results

•	Expects Q4-16 sales to be approximately $107 million, and diluted EPS in the range of $0.02 to $0.03

•	Soft demand across nearly all markets

•	Net cash expected to increase to over $245 million

•	Fourth quarter earnings announcement scheduled for December 6, 2016

BROOKFIELD, Connecticut –  November 10, 2016 ― Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today provided preliminary results for the fourth quarter of fiscal 2016, ended October 30, 2016.

Based upon preliminary financial results, Photronics now expects fourth quarter sales to be approximately $107 million, and diluted earnings per share (EPS) to be in the range of $0.02 to $0.03. These expectations compare with the previously announced guidance range of $118 to $128 million in sales and diluted EPS of $0.09 to $0.17.

"Unfortunately, the demand environment we encountered during our fourth quarter was weak across nearly all of our markets, resulting in sales below the guidance we provided in August," stated Peter Kirlin, chief executive officer. "We had anticipated weak demand trends for both high end memory and high end FPD, with improvement in high end logic. However, the markets we projected to decline experienced more weakness than we anticipated, and the markets we expected to improve did not do so. With lower sales, earnings fell due to the high amount of operating leverage in our model, particularly for our high end operations. Despite the lower profit levels, we did build our cash position, with net cash reaching over $245 million."

Kirlin continued, “While it is still early, and we typically run with only a few weeks of backlog, it appears that we should return to sequential quarterly growth beginning in our second quarter of 2017. End market fundamentals for our IC business should begin to show marked improvement, and we anticipate taking delivery of new tools for FPD, which should increase capacity as industry demand for new AMOLED displays is ramping. Additionally, we are moving forward with construction on our new facility in China for IC photomask manufacturing, which should provide growth opportunities beyond 2017. Even though our short term environment is challenging, we remain optimistic regarding our long term growth outlook."

Photronics is scheduled to announce financial results for the fourth quarter of fiscal 2016 on December 6, 2016, before the market opens, and will host a public conference call on that same day at 8:30 a.m. Eastern Time. During the call, Company management will respond to questions concerning, but not limited to, the Company’s financial performance, business conditions and industry outlook. Some of these responses may contain information that has not been previously disclosed. The call will be broadcast live and on-demand on the “Investor” section of the Photronics’ website at www.photronics.com. Analysts and investors wishing to participate in the Q&A portion of the call may dial (877) 377-7095, or (408) 774-4601 outside of the United States and Canada. It is suggested that participants call in five minutes prior to the call’s scheduled start time.

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About Photronics

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. These forward-looking statements generally can be identified by phrases such as “believes”, “expects”, “anticipates”, “plans”, “projects”, and similar expressions.  Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.